EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Another Quarter and Year of Record Net Sales for Q4 and Full Year 2021

The Star brite Parent Sees Sales More than Double in Nine Years

FORT LAUDERDALE, FL, January 18, 2022 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record net sales for both the fourth quarter and the full year 2021, continuing a 9-year trend of record-breaking sales.

2021 Highlights

Record full-year net sales of approximately $64.3 million, up 16% over 2020

Record Q4 2021 net sales of approximately $14 million, up 9% over Q4 2020

OTIF rate at approximately 98%

National Marine Distributor Association (NMDA) - Supplier of the Year

West Marine – Supplier of the Year

West Marine – Best Supply Chain Partner

For the full year 2021, net sales were approximately $64.3 million, compared to approximately $55.6 million for the full year 2020, an increase of approximately 16% or $8.8 million.

For the fourth quarter of 2021, net sales were approximately $14 million, compared to approximately $12.9 million for the fourth quarter of 2020, an increase of approximately 9% or $1.1 million.

Ocean Bio-Chem Chairman, President, and Chief Executive Officer, Peter Dornau, commented, “We are exceptionally pleased with the record annual sales of approximately $64.3 million. This is the ninth consecutive year of record net sales. Over this nine-year period our sales have more than doubled, with more than 75% increase in just the last five years.

With most of our products manufactured in our own plant in Montgomery, Alabama, our supply chain was not as interrupted as other companies that may be more dependent on imported goods. As a result, the Company was able to achieve an On Time In Full (OTIF) rate of approximately 98%, keeping customers’ inventories at high levels resulting in increased product sell-through to consumers.”

Mr. Dornau continued, “This is the sixth consecutive year in a row that the Company had record fourth quarter net sales. The fourth quarter 2021 sales growth was primarily in its marine and RV winterizing and antifreeze products.”

Peter Dornau concluded, “The recreational boating industry is continuing a strong and robust trend: there is still a significant order backlog for new recreational boats by consumers. Also, the RV industry has seen record sales this past year. The Company has benefitted from a renewed interest in the outdoors, as families are more focused on out-of-the-house, recreational leisure activities. The leisure boating and RV sectors of the economy bode well for our Company as new and existing owners maintain and care for their investments. We see these strong trends continuing into 2022.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets, and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the brand names Star brite®, Star Tron®, Performacide® and OdorStar® within the United States and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, outlook for continued strong trend of sales in both the recreational boating and RV markets in 2022. These statements constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2020.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280